Filed pursuant to Rule 433

Registration No. 333-227001

ROYAL BANK OF CANADA

MEDIUM-TERM NOTES, SERIES H

$1,250,000,000

1.600% SENIOR NOTES, DUE APRIL 17, 2023

FINAL TERM SHEET

DATED APRIL 15, 2020

Terms and Conditions

Issuer:	Royal Bank of Canada

Title of the Series:	1.600% Senior Notes, due April 17, 2023 (the “Notes”)

Expected Ratings[1]:	A2 / A / AA (Moody’s, Stable / S&P, Stable / Fitch, Negative)

Principal Amount:	$1,250,000,000

Issue Price:	99.936%

Trade Date:	April 15, 2020

Settlement Date (T+2):	April 17, 2020

Maturity Date:	April 17, 2023

Minimum Denomination:	$2,000 and multiples of $1,000

Interest Rate:	1.600%

Treasury Benchmark:	0.250% UST due April 15, 2023

Treasury Benchmark Price:	100-00 ¾

Treasury Yield:	0.242%

Re-offer Spread to Treasury Benchmark:	T + 138bps

Re-Offer Yield:	1.622%

Fees:	0.150%

Interest Payment Dates:	Semi-annually on each April 17 and October 17, beginning October 17, 2020

Payment Convention:	Following business day convention, unadjusted

Business Days:	New York, Toronto

Day Count Fraction:	30/360

1 A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Listing:	None

Optional Redemption:	None

Canadian Bail-in Powers Acknowledgment:	The Notes are subject to bail-in conversion under the Canadian bail-in regime.

CUSIP / ISIN:	78015K7G3 / US78015K7G34

Lead Managers and Joint Book Runners:	RBC Capital Markets, LLC Citigroup Global Markets Inc. Goldman Sachs & Co. LLC

Co-Managers:

ANZ Securities, Inc.

BNY Mellon Capital Markets, LLC

Capital One Securities, Inc.

Comerica Securities, Inc.

Commonwealth Bank of Australia

DBS Bank Ltd.

Desjardins Securities Inc.

Fifth Third Securities, Inc.

Keybanc Capital Markets Inc.

nabSecurities, LLC

National Bank of Canada Financial Inc.

Regions Securities LLC

Santander Investment Securities Inc.

SunTrust Robinson Humphrey, Inc.

The Huntington Investment Company

U.S. Bancorp Investments, Inc.

Westpac Capital Markets, LLC

Academy Securities, Inc.

Drexel Hamilton, LLC

Samuel A. Ramirez & Company, Inc.

Siebert Williams Shank & Co., LLC

Royal Bank of Canada (the “Issuer”) has filed a registration statement (including a prospectus supplement and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead managers will arrange to send you the preliminary pricing supplement, the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting RBC Capital Markets, LLC toll-free at 1-866-375-6829, Citigroup Global Markets Inc. toll-free at 1-800-831-9146, or Goldman Sachs & Co. LLC toll-free at 1-866-471-2526.